Exhibit 10.31

SEVERANCE AGREEMENT

Severance Agreement (the “Agreement”), effective as of December 31, 2014, by and between Deer Valley Corporation, a Florida corporation (referred to throughout this Severance Agreement as the “Company”) and Charles G. Maters (referred to throughout this Severance Agreement as “Employee”).

BACKGROUND INFORMATION

Employee has served as the President and Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement dated September 7, 2007 (the “Employment Agreement”). Except as specifically set forth in this Agreement, the Company and Employee wish to formerly terminate the Employment Agreement and any and all other agreements or relationships between the Company and Employee all as set forth in the terms and conditions contained below. Accordingly, in consideration of the mutual promises and conditions herein contained, the parties agree as follows:

OPERATIVE PROVISIONS

1. Termination of Employment Agreement. Except as specifically set forth in Section 3 of this Agreement, the Employment Agreement between the Company and Employee will be terminated effective as of the date of this Agreement (the “Effective Date”). Employee shall be entitled to receive, and Company shall be obligated to pay, via intra-bank transfer or otherwise, Employee as follows:

(a)	The Company shall pay, if not previously paid, to Employee his regular monthly base pay of $12,500 through December 31, 2014;

(b)	The Company shall pay to Employee a lump sum payment of $100,000 on December 31, 2014.

Employee agrees that the amounts being paid hereunder by the Company represent any and all back pay, severance pay, front pay, wages, vacation pay, bonuses, director fees, benefits, attorneys’ fees, costs, interest, damages (whether compensatory, punitive or otherwise), and other monies and compensation to which he may now or may hereafter be entitled from the Company, any affiliate of the Company, or any officer, director, shareholder, or employee thereof.

2. Other Agreements and Relationships. Employee acknowledges and agrees that except for the contractual relationship created by the Employment Agreement (which, except as otherwise specifically set forth in this Agreement is being canceled in accordance with the terms of this Agreement) and this Agreement, the Company and its affiliates, on the one hand, and Employee and his affiliates, on the other hand, have no other agreement or relationship, direct or indirect, and that any such other agreement or relationship previously in effect (other than the provisions of the Employment Agreement referenced in Section 3 of this Agreement) will be terminated effective as of the Effective Date. The Employee hereby resigns as Chief Executive Officer and President of the Company, as President and a member of the Board of Directors of Deer Valley Finance Corp., and as a member of the board of directors of Deer Valley Homebuilders Inc., effective as of the Effective Date.

3. Restrictive Covenants. Notwithstanding the termination of the Employment Agreement, the provisions set forth in Sections 5 and 6 of the Employment Agreement, including, but not limited to, the confidentiality, non-solicitation of employees and customers, non-disparagement, non-competition, and ownership of inventions provision of the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect.

4. Employee’s Waiver and Release of All Claims Against Company. Employee, on behalf of himself and his heirs, executors, guardians, administrators, successors, and assigns, agrees not to file any charges, claims, complaints or grievances against the Company, the Company’s affiliates, or any officer, director, shareholder or employee thereof, with any federal, state, or local governmental agency, or in any court of law, with respect to any aspect of his employment by, or separation of employment from, the Company, or with respect to any other matter whatsoever, whether known or unknown to Employee at the time of execution of this Agreement, with the exception of any claim the Company breached its commitments under this Agreement.

Employee, on behalf of himself and his heirs, executors, guardians, administrators, successors, and assigns, releases and forever discharges the Company, the Company’s affiliates, and any officer, director, shareholder or employee thereof, of and from all actions, suits, debts, claims, and demands whatsoever, in law or in equity, which he ever had, or may now have, with respect to any aspect of his employment by, or separation of employment from, the Company, or with respect to any other matter whatsoever, whether known or unknown to Employee at the time of execution of this Agreement, including, but not limited to, claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages for personal injuries, pain and suffering, emotional distress, health care expenses, back pay, front pay, separation pay, wages, benefits, attorney’s fees, costs, interest or other monies, but excluding any action the law precludes him from waiving by agreement, and any claim the Company breached its commitments under this Agreement.

Employee’s covenants and releases, as set forth in this Agreement, include a waiver of any and all rights or remedies which he ever had or may now have against the Company under any present or future federal, state, or local statute or law, including, but not limited to, the Florida Civil Rights Act, Fla. Stat. section 760.1 et seq.; Florida’s other laws against discrimination; the common law of the State of Florida; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e, et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, PL. 102-166; the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, 29 U.S.C. §621, et seq.; the Americans with Disabilities Act, 42 U.S.C. §12101, et seq.; the Fair Labor Standards Act of 1938, and the Equal Pay Act of 1963, 29 U.S.C. §201, et seq.,; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Employee Retirement Income Security Act, 29 U.S.C. §1001, et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §553, et seq.; the National Labor Relations Act, 29 U.S.C. §141, et seq.; COBRA, 29 U.S.C. §1161, et seq.; and any statutory amendments.

Employee intends that this Agreement shall bar each and every claim, demand, and cause of action herein above specified, whether known or unknown to him at the time of execution of this Agreement. As a result, Employee acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts.

5. Company’s Waiver and Release of All Claims Against Employee. The Company on behalf of itself and its affiliates, subsidiaries, divisions, related entities, successors and assigns, releases and forever discharges Employee of and from all causes of action, suits, debts, claims, and demands whatsoever, in law or in equity, which it ever had, or may now have, with respect to any aspect of Employee’s employment with, or separation of employment from, the Company, or with respect to any other matter whatsoever, whether known or unknown to the Company at the time of execution of this Agreement, including, but not limited to, claims for compensatory, actual, special, consequential, reliance, punitive, exemplary and/or other damages, but excluding any action the law precludes it from waiving by agreement, any claim Employee breached his commitments under this Agreement.

6. Termination of Benefits. Employee acknowledges that his coverage under the Company’s benefit plans terminates as of December 31, 2014, and that he may have the right to convert such coverage to his own individual plan if provided for under, and in accordance with, the terms of, such plans. Employee waives any and all rights to participation in any Company benefit plan that he ever had, or may now have, whether known or unknown to Employee effective as of December 31, 2014, with the exception of his right to elect to continue health care coverage under COBRA.

7. Corporate Records and Property. Employee shall return to the Company all records, and all copies thereof, in his possession or under his direct or indirect control, relating, in any manner, to the Company, or its affiliates. Employee shall return to the Company all property of the Company or its affiliates, in his possession or under his direct or indirect control, owned or leased by the Company or its affiliates.

8. Representations and Warranties by Employee. Employee represents and warrants to the Company as follows:

(a)	Litigation. To Employee’s knowledge, there are no legal actions, suits, arbitrations, or other legal, administrative, or other governmental proceedings pending or threatened against the Company or its affiliates, involving their respective properties, assets, or businesses; and Employee is not aware of any facts which, to his knowledge, might result in any such action, suit, arbitration, or other proceeding.

(b)	Compliance with Laws. To Employee’s knowledge, the business and operations of the Company and their affiliates have been and are being conducted in accordance with all applicable laws, rules and regulations of all authorities, except those which do not (either individually or in the aggregate) materially and adversely affect the Company or its affiliates, or their properties, assets, businesses, or prospects.

9. Nature and Survival of Representations and Warranties. All representations and warranties of the parties shall survive the date of this Severance Agreement and all inspections, examinations, or audits on behalf of the parties, and shall expire two years following the Effective Date.

10. Miscellaneous.

(a)	Expenses. Each of the parties shall bear all expenses incurred by it in connection with this Agreement and in the consummation of the transactions contemplated hereby and in preparation thereof.

(b)	Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects by an instrument in writing executed by all of the parties hereto.

(c)	Assignability. Neither this Agreement nor any right created hereby shall be assignable by either Employee (or his successors in interest) or the Company without the prior written consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, Employee acknowledges that the Company may assign their rights under the Restrictive Covenants to an entity that acquires substantially all of the assets of the Company or merges with the Company.

(d)	Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be made by: (i) certified mail, return receipt requested; (ii) FedEx, Express Mail, or similar overnight delivery or courier service; or (iii) delivery (in person or by facsimile, E-Mail or similar telecommunication transmission) to the party to whom it is to be given, to the address appearing elsewhere in this Agreement or to such other address as any party hereto may have designated by written notice forwarded to the other party in accordance with the provisions of this Section 10(d). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 10(d) shall be deemed given at the time of receipt thereof:

[1] If to the Company:

At the address set forth on the signature page

Attention: Chief Financial Officer

With a copy to:

Brent A. Jones

Bush Ross, P.A.

1801 N. Highland Ave.

Tampa, Florida 33602

Facsimile: 813-223-9620

E-Mail: bjones@bushross.com

or at such other addresses as the Company may have advised all other parties in writing; and

[2] If to Employee:

To the address set forth on the signature page or at such other addresses as Employee may have advised all other parties in writing.

(e)	Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)	Counterpart Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

(g)	Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties, their heirs, executors, administrators, successors, and assigns.

(h)	Definitions. When used in this Agreement, the term “affiliate” means, as to any specified person, any other person that directly or indirectly controls, or is under common control with, or is controlled by, such specified person and, if such other person is an individual, any member of the immediate family of such individual. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, or otherwise), provided that, in any event, any person that owns directly or indirectly securities having 5% or more of the voting power for the election of directors or other governing body of a corporation or 5% or more of the partnership or other ownership interests of any other person will be deemed to control such corporation or other person; and “immediate family” shall mean any parent, child, grandchild, spouse, or sibling (including adoptive relationships).

(i)	Integrated Agreement. This Agreement constitutes the entire agreement between the parties hereto, and there are no agreements, understandings, restrictions, warranties or representations between the parties other than those set forth herein or herein provided for.

(j)	Choice of Law. It is the intention of the parties that the laws of the State of Florida should govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties. Venue for all purposes shall be deemed to exclusively lie within Hillsborough County, Florida.

(k)	Entire Agreement. The foregoing constitutes the entire agreement and understanding of the parties on the subject hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.

(l)	Legal Fees and Costs. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or his or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party.

(m)

Jurisdiction. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this agreement is one for performance in Florida. The parties to this agreement agree that they waive any objection, constitutional, statutory or otherwise; to a Florida court’s taking jurisdiction of any dispute between them. By entering into this agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a Florida court.

(n)	No Duress; Ability to Consult Counsel. Employee acknowledges that he was not under duress when he executed this Agreement and that he was provided ample time to consult legal counsel in connection with this Agreement.

11. Employee’s Acknowledgment of Explanation of Rights and Voluntary Execution of Agreement. Employee acknowledges that he has executed this Agreement voluntarily and of his own free will and that prior to executing it, the Company advised him that: (a) he had the right to consider the Agreement, (b) he had, and should exercise, the right to consult with an attorney prior to executing the Agreement, and (c) he had the right to revoke the Agreement within seven (7) days after executing it (the “Revocation Period”) by (a) returning to the Company the full severance payment, without offset, paid pursuant to 1(b) above (the “Severance Payment”), and (b) delivering written notice of revocation to the Company. Employee agrees that no revocation pursuant to the clause (c) above is effective unless the full Severance Payment, without offset, is returned to the Company prior to expiration of the Revocation Period. If Employee returns the Severance Payment and provides the revocation notice during the Revocation Period, the Agreement would become null and void, and no party would have any rights or obligations hereunder.

12. Review Period. Employee acknowledges that the Company offered the Employee the right to consider the Agreement for a period of twenty-one (21) days from the date he received it. Employee acknowledges that he has requested that the Company agree to accelerate the closing to December 31, 2014 to allow the Employee to validly claim the severance payment on his 2014 tax year. The Employee hereby expressly waives his right to consider the Agreement for a period of twenty-one (21) days from the date he received it and the Company, as an accommodation to the Employee, hereby accepts Employee’s waiver of the twenty-one (21) day period.

13. Agreement Prepared by Company Counsel; Waiver of Conflict of Interest. The Employee acknowledges and agrees that: (a) the Company’s counsel, Bush Ross, P.A., prepared this Agreement on behalf of the Company; (b) the Employee has been advised that a conflict of interest may exist because Bush Ross, P.A. has personally represented the Employee in matters unrelated to the Company; and (c) the Employee has been urged and has had the opportunity to seek the advice of independent legal counsel. Accordingly, by signing this letter, the Employee consents to Bush Ross representations of the Company in connection with this Agreement. The Employee and Company waive any conflicts which may exist relating to this representation.

[Signature page to follow]

The parties have executed this Agreement, effective as of December 31, 2014.

Company

DEER VALLEY CORPORATION, a Florida corporation

By:	/s/ John S Lawler
Name (Print):
Its:

Address for the Company:

205 Carriage Street
Guin, Alabama 35563
Telecopier: (205) 468-0009
E-Mail: slawler@deervalleyhb.com

Employee

/s/ Charles Masters
Charles G. Masters
Address for Employee:

3400 82nd Way North
St. Petersburg, Florida 33710
Telecopier: (727) 381-3904
E-Mail: cgmasters@hotmail.com

[Signature Page to Employee Severance Agreement]